Exhibit 5.1

[Letterhead of Davis Graham and Stubbs LLP]

November 21, 2012

Board of Directors
Recovery Energy, Inc.
1515 Wynkoop Street, Suite 200
Denver, Colorado 80202

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Recovery Energy, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission to register under the Securities Act of 1933, as amended (the “Securities Act”), up to 900,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), pursuant to the Recovery Energy, Inc. 2012 Equity Incentive Plan (the “Plan”).

In rendering the opinion set forth below, we have examined the Registration Statement and the Plan.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Shares, and such other matters as we deemed appropriate.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We are opining herein as to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, and we express no opinion with respect to any other laws.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan and any applicable award agreements, including payment of any consideration therefor, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof.

We hereby consent to be named in the Registration Statement, as amended from time to time, as the attorneys who will pass upon legal matters in connection with the issuance of the Shares, and to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the Securities and Exchange Commission.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP